Exhibit 5.1

[CLINE WILLIAMS WRIGHTS JOHNSON & OLDFATHER, L.L.P. LETTERHEAD]

July 31, 2015

Equitable Financial Corp.

113 North Locust Street

Grand Island, Nebraska 68801

Re:                             Registration of 350,000 Shares of Common Stock on Form S-8 for the Equitable Bank Employees’ Savings and Profit Sharing Plan

Ladies and Gentlemen:

We have acted as legal counsel for Equitable Financial Corp., a Maryland corporation (the “Company”), in connection with the Company’s preparation of the above referenced registration of 350,000 shares of common stock (the “Shares”) on Form S-8 (the “Form S-8”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares to be registered are issuable pursuant to the Equitable Bank Employees’ Savings and Profit Sharing Plan (the “Plan”).

In connection herewith, we have examined: (i) the Form S-8; (ii) the Articles of Incorporation, as amended, and the By-laws of the Company; (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion.  In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.  However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors or representatives of the Company or others.

Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the State of

Maryland; and (ii) the Shares issued pursuant to the Plan, upon issuance and payment therefor, as contemplated by the Plan and the Form S-8, will be validly issued, fully paid and non-assessable common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cline Williams Wright Johnson & Oldfather, L.L.P